Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media Relations:	Investor Relations:
	Sheri Woodruff 610-893-9555 Office 609-933-9243 Mobile swoodruff@tycoelectronics.com	John Roselli 610-893-9559 Office john.roselli@tycoelectronics.com Keith Kolstrom 610-893-9551 Office keith.kolstrom@tycoelectronics.com

TYCO ELECTRONICS REPORTS STRONG FIRST QUARTER RESULTS;
INCREASES FULL-YEAR OUTLOOK

  •
  Sales Increased 19 Percent to $3.7 Billion; Organic Sales Up 12 Percent

  •
  Earnings Per Share (EPS) From Continuing Operations of $1.75 on a GAAP Basis; Adjusted EPS of $0.63, an Increase of 26 Percent Over Prior Year

  •
  Income From Operations of $478 Million With Operating Margin of 13.0 Percent; Adjusted Operating Income of $499 Million With Adjusted Operating Margin of 13.6 Percent

  •
  Company Increases 2008 Outlook for Adjusted EPS From Continuing Operations to $2.45 to $2.55, an Increase of 12 to 17 Percent Over Prior Year

        PEMBROKE, Bermuda—Feb. 6, 2008—Tyco Electronics Ltd. (NYSE: TEL; BSX: TEL) today reported net sales of $3.7 billion for the fiscal first quarter ended Dec. 28, 2007, an increase of 19 percent over the prior-year period. Excluding currency effects, organic sales growth was 12 percent. GAAP diluted earnings per share (EPS) from continuing operations were $1.75 for the quarter, compared to $0.48 in the prior-year period. Included in EPS from continuing operations was $1.15 of income related to the company's tax-sharing agreement from adoption of a new accounting standard, as well as $0.03 per share of charges related to restructuring. This compares to $0.02 per share of charges in the prior-year quarter. Adjusted diluted EPS from continuing operations was $0.63 in the quarter, an increase of 26 percent over last year's adjusted EPS of $0.50.

        "We had a very good start to the fiscal year," said Tyco Electronics Chief Executive Officer Tom Lynch. "We continued to benefit from the diversity of our business and the strength of our international markets, where we generate more than two-thirds of our sales. Our Undersea Telecommunications business also had another strong quarter. Our adjusted operating margin of 13.6 percent improved by half a point compared to last year's first quarter. We also had strong cash flow in the quarter and used excess cash to repurchase more than 7 million of the company's common shares."

        Organic Sales Growth, Adjusted Operating Income, Adjusted EPS, Adjusted Operating Margin and Free Cash Flow are all non-GAAP financial measures and are described at the end of this press release. For a reconciliation of these non-GAAP measures, see the attached tables. All dollar amounts are pre-tax and stated in millions. All comparisons are to the quarter ended Dec. 29, 2006 unless otherwise indicated.

($ in millions)	Dec. 28, 2007	Dec. 29, 2006	$ Change	% Change
Net Sales	$3,675	$3,094	$581	19%
Operating Income	$478	$394	$84	21%
Restructuring-Related Costs	$(21)	$(10)
Other Items, Net	$0	$(2)

Adjusted Operating Income	$499	$406	$93	23%
Operating Margin	13.0%	12.7%
Adjusted Operating Margin	13.6%	13.1%

        GAAP operating income was $478 million, compared to $394 million in the prior-year period, an increase of 21 percent. The operating margin on a GAAP basis was 13.0 percent, compared to 12.7 percent in the prior-year period. Included in operating income were restructuring costs of $21 million in the current quarter, as well as $12 million of restructuring costs and other items in the prior-year quarter. Excluding these items in both periods, adjusted operating income was $499 million compared to $406 million a year ago, an increase of 23 percent. The adjusted operating margin was 13.6 percent, compared to 13.1 percent a year ago, primarily reflecting the benefit of higher sales volumes in the Network Solutions and Undersea Telecommunications segments.

CASH FLOW

        Cash provided by continuing operating activities was $392 million in the quarter, an increase of 84 percent over the prior-year quarter. The increase was largely due to improved working capital performance and higher income levels compared to the prior-year quarter. Free cash flow was $267 million.

OTHER ITEMS

  •
  During the quarter, the company repurchased 7.1 million shares for $259 million. This is part of a previously-authorized $750 million share repurchase program that is expected to be completed during fiscal 2008.

  •
  Effective at the beginning of this quarter, the company adopted Financial Accounting Standards Board ("FASB") Interpretation No. ("FIN") 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. This resulted in an increase to the company's contingent tax liabilities, an increase in deferred tax assets and a corresponding decrease to Shareholders' Equity. Additionally, the company recorded Other Income of $572 million related to certain incremental tax liabilities recorded upon adoption of FIN 48 for which Tyco International and Covidien are responsible pursuant to the tax-sharing agreement. The net impact of these items was a reduction in Shareholders' Equity of $63 million.

  •
  The company closed the sale of its Power Systems business for $102 million and recorded a pre-tax gain of $56 million, which is included in Income from Discontinued Operations.

ORDERS

        Total company orders grew 17 percent organically in the quarter compared to the prior year, and the book-to-bill ratio was 1.17. Excluding the company's Undersea Telecommunications and Wireless Systems segments, which are project-oriented businesses with uneven order patterns, orders grew 9 percent organically in the quarter and the book-to-bill ratio was 1.04.

COMPANY INCREASES FULL-YEAR OUTLOOK

        For the full fiscal year 2008, the company now expects adjusted EPS from continuing operations of $2.45 to $2.55, compared to $2.18 in the prior year—an increase of 12 to 17 percent. This compares to the company's prior outlook of $2.40 to $2.50 per share. The increase reflects the first quarter results and a stronger outlook for the Undersea Telecommunications segment, partially offset by $0.05 per share of net incremental expense due to the adoption of FIN 48. The company continues to expect restructuring-related costs of approximately $130 million ($0.17 per share) for the full year. The company expects full-year sales growth of 11 to 13 percent with organic sales growth of 7 to 9 percent. This outlook excludes the one-time $1.15 EPS benefit related to the company's tax sharing agreement from the adoption of FIN 48. This outlook assumes stable foreign exchange rates and raw material prices for the remainder of the fiscal year.

        For the second quarter of fiscal 2008, the company expects sales growth of 10 to 12 percent over prior-year sales of $3.3 billion, with organic sales growth of 5 to 7 percent. The company further expects diluted EPS from continuing operations of $0.57 to $0.59, which includes restructuring costs of approximately $0.03 per share. Adjusted EPS from continuing operations are expected to be $0.60 to $0.62, compared to prior-year adjusted EPS of $0.61. This outlook assumes a 37 percent tax rate and Other Income of approximately $23 million, compared to a 25 percent tax rate and no Other Income in last year's second quarter. The combination of a higher tax rate, partially offset by higher Other Income, adversely affects the year over year comparison by approximately $0.07 per share.

        "With our strong first quarter and the continued strength of our Undersea Telecommunications business, we are increasing our EPS outlook for the full year," said Lynch. "Our order rates have remained solid across most of our businesses and this is offsetting continued weakness in our U.S. components business. We believe the diversity of our business and our broad geographic reach will help us to perform well in this uncertain economic environment."

SEGMENT RESULTS

        Tyco Electronics is comprised of four reporting segments: Electronic Components, Network Solutions, Undersea Telecommunications and Wireless Systems.

Electronic Components

        The Electronic Components segment is one of the world's largest suppliers of passive electronic components, including connectors and interconnect systems, relays, switches, circuit protection devices, touchscreens, sensors, and wire and cable.

($ in millions)	Dec. 28, 2007	Dec. 29, 2006	$ Change	% Change	Organic Growth
Net Sales	$2,640	$2,390	$250	10%	5%
Operating Income	$352	$327	$25	8%
Restructuring-Related Costs	$(15)	$(8)
Separation-Related Costs	$0	$(2)

Adjusted Operating Income	$367	$337	$30	9%
Operating Margin	13.3%	13.7%
Adjusted Operating Margin	13.9%	14.1%

        Sales in the segment grew 10 percent year over year, or 5 percent organically. On an organic basis, growth was driven by strength in the communications (+22 percent), industrial (+10 percent), aerospace and defense (+9 percent) and automotive (+8 percent) markets. This growth was partially offset by a 5 percent decline in the computer market, driven by the strategic decision to exit certain low-margin business, and a 4 percent decline in our appliance market. On a geographic basis, segment sales grew 9 percent organically in Asia, 4 percent in Europe/Middle East/Africa (EMEA), and declined 1 percent in the Americas.

        Operating income increased by $25 million and adjusted operating income grew $30 million, due to higher sales levels. The adjusted operating margin decreased by 20 basis points due to low productivity in the company's U.S. automotive business. Restructuring-related costs in the quarter were $15 million, compared to $8 million in the prior-year quarter.

Network Solutions

        The Network Solutions segment is one of the world's largest suppliers of infrastructure components and systems for the communication service provider, building networks and energy markets.

($ in millions)	Dec. 28, 2007	Dec. 29, 2006	$ Change	% Change	Organic Growth
Net Sales	$512	$421	$91	22%	12%
Operating Income	$69	$54	$15	28%
Restructuring-Related Costs	$(5)	$0

Adjusted Operating Income	$74	$54	$20	37%
Operating Margin	13.5%	12.8%
Adjusted Operating Margin	14.5%	12.8%

        Segment sales grew 22 percent compared to the prior-year quarter, or 12 percent organically. On an organic basis, sales to the communication service provider market increased 22 percent, due to increased spending levels at certain carriers. Sales to the building networks market grew 10 percent, reflecting strong demand for faster and more secure networks particularly in EMEA and Asia. Sales to the energy market grew 8 percent, reflecting solid growth in both EMEA and Asia.

        Operating income increased by $15 million and adjusted operating income increased by $20 million. The increase in the adjusted operating margin primarily relates to the higher volumes, as well as a higher-margin sales mix. Restructuring-related costs in the quarter were $5 million, compared to no costs in the prior-year quarter.

Undersea Telecommunications

        The company's Undersea Telecommunications segment is a world leader in developing, manufacturing, installing and maintaining the world's most advanced fiber optic undersea networks.

($ in millions)	Dec. 28, 2007	Dec. 29, 2006	$ Change	% Change	Organic Growth
Net Sales	$314	$76	$238	313%	311%
Operating Income	$43	$(1)	$44	NM
Restructuring-Related Costs	$(1)	$(1)

Adjusted Operating Income	$44	$0	$44	NM
Operating Margin	13.7%	NM
Adjusted Operating Margin	14.0%	0%

        Sales in the segment grew 311 percent organically versus the prior year, primarily related to the construction of several large projects in emerging markets. Adjusted operating income increased $44 million, driven by higher volumes and improved operating leverage. Restructuring-related costs in both the current and prior-year quarters were $1 million.

Wireless Systems

        The Wireless Systems segment is a leading innovator of wireless technology for critical communications, radar and defense applications.

($ in millions)	Dec. 28, 2007	Dec. 29, 2006	$ Change	% Change	Organic Growth
Net Sales	$209	$207	$2	1%	1%
Operating Income	$14	$14	$0	0%
Restructuring-Related Costs	$0	$(1)

Adjusted Operating Income	$14	$15	$(1)	(7)%
Operating Margin	6.7%	6.8%
Adjusted Operating Margin	6.7%	7.2%

        Sales in the segment were essentially flat year over year. Modest growth in the wireless networks business was offset by declines in the aerospace and defense and commercial products businesses. Operating income was flat versus last year. There were no restructuring-related costs in the current quarter, compared to costs of $1 million in the prior-year quarter.

ABOUT TYCO ELECTRONICS

        Tyco Electronics Ltd. is a leading global provider of engineered electronic components, network solutions, wireless systems and undersea telecommunication systems, with 2007 sales of $13.5 billion to customers in more than 150 countries. We design, manufacture and market products for customers in industries from automotive, appliance and aerospace and defense to telecommunications, computers and consumer electronics. With approximately 8,000 engineers and worldwide manufacturing, sales and customer service capabilities, Tyco Electronics' commitment is our customers' advantage. More information on Tyco Electronics can be found at www.tycoelectronics.com.

CONFERENCE CALL AND WEBCAST

        The company will hold a conference call for investors today beginning at 8:30 a.m. EST. The call can be accessed in three ways:

  •
  At Tyco Electronics' website: http://investors.tycoelectronics.com.

  •
  By telephone: For both "listen-only" participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the United States is (800) 230-1766. The telephone dial-in number for participants outside the United States is (612) 332-0418.

  •
  An audio replay of the conference call will be available beginning at 10:30 a.m. on Feb. 6, 2008 and ending at 11:59 p.m. on Feb. 13, 2008. The dial-in number for participants in the United States is (800) 475-6701. For participants outside the United States, the replay dial-in number is (320) 365-3844. The replay access code for all callers is 904795.

NON-GAAP MEASURES

        "Organic Sales Growth," "Adjusted Operating Income," "Adjusted Earnings Per Share," "Adjusted Operating Margin," and "Free Cash Flow" (FCF) are non-GAAP measures and should not be considered replacements for GAAP results.

        "Organic Sales Growth" is a useful measure used by the company to measure the underlying results and trends in the business. The difference between reported net sales growth (the most comparable GAAP measure) and Organic Sales Growth (the non-GAAP measure) consists of the impact from foreign currency, acquisitions and divestitures. Organic Sales Growth is a useful measure of the company's performance because it excludes items that: i) are not completely under management's control, such as the impact of foreign currency exchange; or ii) do not reflect the underlying growth of the company, such as acquisition and divestiture activity. It is also a component of the company's compensation programs. The limitation of this measure is that it excludes items that have an impact on the company's sales. This limitation is best addressed by using organic sales growth in combination with the GAAP numbers. See the accompanying tables to this press release for the reconciliation presenting the components of Organic Sales Growth.

        The company has presented its operating income before unusual items including costs related to the separation, legal settlements, restructuring costs and other income or charges ("Adjusted Operating Income"). The company utilizes Adjusted Operating Income to assess segment level core operating performance and to provide insight to management in evaluating segment operating plan execution and underlying market conditions. It is also a significant component in the company's incentive compensation plans. Adjusted Operating Income is a useful measure for investors because it better reflects the company's underlying operating results, trends and the comparability of these results between periods. The difference between Adjusted Operating Income and operating income (the most comparable GAAP measure) consists of the impact of charges related to litigation settlement costs, separation-related costs and restructuring costs and other income or charges that may mask the underlying operating results and/or business trends. The limitation of this measure is that it excludes the financial impact of items that would otherwise either increase or decrease the company's reported operating income. This limitation is best addressed by using Adjusted Operating Income in combination with operating income (the most comparable GAAP measure) in order to better understand the amounts, character and impact of any increase or decrease on reported results.

        The company has presented adjusted diluted earnings per share, which is earnings per share from continuing operations before unusual items, including costs related to the separation, legal settlements, restructuring costs, loss on retirement of debt and other income or charges ("Adjusted Earnings Per Share"). The company presents Adjusted Earnings Per Share because we believe that it is appropriate for investors to consider results excluding these items in addition to our results in accordance with GAAP. We believe such a measure provides a picture of our results that is more comparable among periods since it excludes the impact of unusual items, which may recur occasionally, but tend to be irregular as to timing, thereby making comparisons between periods more difficult. This limitation is best addressed by using Adjusted Earnings Per Share in combination with earnings per share (the most comparable GAAP measure) in order to better understand the amounts, character and impact of any increase or decrease on reported results.

        The company has presented its operating margin before unusual items including costs related to the separation, legal settlements, restructuring costs and other income or charges ("Adjusted Operating Margin"). The company presents and forecasts its Adjusted Operating Margin before unusual items to give investors a perspective on the underlying business results. Because the company cannot predict the amount and timing of such items and the associated charges or gains that will be recorded in the company's financial statements, it is difficult to include the impact of those items in the forecast.

        "Free Cash Flow" (FCF) is a useful measure of the company's cash generation which is free from any significant existing obligation. The difference between cash flows from operating activities (the most comparable GAAP measure) and FCF (the non-GAAP measure) consists mainly of significant cash outflows that the company believes are useful to identify. FCF permits management and investors to gain insight into the number that management employs to measure cash that is free from any significant existing obligation. The difference reflects the impact from:

  •
  net capital expenditures,

  •
  voluntary pension contributions,

  •
  cash impact of unusual items

        Net capital expenditures are subtracted because they represent long-term commitments. Voluntary pension contributions are subtracted from the GAAP measure because this activity is driven by economic financing decisions rather than operating activity. The company forecasts its cash flow results excluding any voluntary pension contributions because it has not yet made a determination about the amount and timing of any future such contributions. In addition, the company's forecast excludes the cash impact of unusual items because the company cannot predict the amount and timing of such items.

        The limitation associated with using FCF is that it subtracts cash items that are ultimately within management's and the Board of Directors' discretion to direct and that therefore may imply that there is less or more cash that is available for the company's programs than the most comparable GAAP measure. This limitation is best addressed by using FCF in combination with the GAAP cash flow numbers.

        FCF as presented herein may not be comparable to similarly-titled measures reported by other companies. The measure should be used in conjunction with other GAAP financial measures. Investors are urged to read the company's financial statements as filed with the Securities and Exchange Commission, as well as the accompanying tables to this press release that show all the elements of the GAAP measures of Cash Flows from Operating Activities, Cash Flows from Investing Activities, Cash Flows from Financing Activities and a reconciliation of the company's total cash and cash equivalents for the period. See the accompanying tables to this press release for a cash flow statement presented in accordance with GAAP and a reconciliation presenting the components of FCF.

FORWARD-LOOKING STATEMENTS

        This release may contain certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing the following subjects: future financial condition and operating results. Economic, business, competitive and/or regulatory factors affecting Tyco Electronics' businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. In addition, Tyco Electronics' historical combined financial information is not necessarily representative of the results it would have achieved as an independent, publicly-traded company and may not be a reliable indicator of its future results. Tyco Electronics has no intention and is under no obligation to update or alter (and expressly disclaims any such intention or obligation to do so) its forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by law. More detailed information about these and other factors is set forth in Tyco Electronics' Annual Report on Form 10-K for the fiscal year ended September 28, 2007.

TYCO ELECTRONICS LTD.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Quarters Ended
	December 28, 2007	December 29, 2006
	(in millions, except per share data)
Net sales	$3,675	$3,094
Cost of sales	2,758	2,279

Gross income	917	815
Selling, general, and administrative expenses	418	411
Restructuring and other charges, net	21	10

Income from operations	478	394
Interest income	10	15
Interest expense	(50)	(60)
Other income	592	—

Income from continuing operations before income taxes and minority interest	1,030	349
Income taxes	(157)	(108)
Minority interest	(1)	(1)

Income from continuing operations	872	240
Income from discontinued operations, net of income taxes	77	41

Net income	$949	$281

Basic earnings per share:
Income from continuing operations	$1.76	$0.48
Income from discontinued operations	0.15	0.09

Net income	$1.91	$0.57

Diluted earnings per share:
Income from continuing operations	$1.75	$0.48
Income from discontinued operations	0.15	0.09

Net income	$1.90	$0.57

Weighted-average number of shares outstanding:
Basic	496	497
Diluted	499	497

TYCO ELECTRONICS LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 28, 2007 (unaudited)	September 28, 2007
	(in millions, except share data)
Assets
Current Assets:
Cash and cash equivalents	$916	$936
Accounts receivable, net of allowance for doubtful accounts of $55 and $60, respectively	2,732	2,686
Inventories	2,343	2,128
Class action settlement escrow	933	928
Class action settlement receivable	2,078	2,064
Prepaid expenses and other current assets	539	591
Deferred income taxes	238	325
Assets held for sale	—	215

Total current assets	9,779	9,873
Property, plant, and equipment, net	3,546	3,505
Goodwill	7,181	7,177
Intangible assets, net	547	554
Deferred income taxes	2,136	1,397
Receivable from Tyco International Ltd. and Covidien	1,424	844
Other assets	355	338

Total Assets	$24,968	$23,688

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt	$24	$5
Accounts payable	1,459	1,382
Class action settlement liability	3,011	2,992
Accrued and other current liabilities	1,379	1,450
Deferred revenue	296	191
Liabilities held for sale	—	165

Total current liabilities	6,169	6,185
Long-term debt	3,260	3,373
Long-term pension and postretirement liabilities	630	607
Deferred income taxes	271	271
Income taxes	2,577	1,242
Other liabilities	620	618

Total Liabilities	13,527	12,296

Commitments and contingencies
Minority interest	12	15
Shareholders' equity:
Preferred shares, $0.20 par value, 125,000,000 shares authorized; none outstanding	—	—
Common shares, $0.20 par value, 1,000,000,000 shares authorized; 498,448,019 and 497,467,930 issued and outstanding, respectively	100	99
Capital in excess:
Share premium	31	13
Contributed surplus	10,048	10,029
Accumulated earnings	432	186
Treasury stock, at cost, 7,084,934 and 44,454 shares, respectively	(260)	(2)
Accumulated other comprehensive income	1,078	1,052

Total Shareholders' Equity	11,429	11,377

Total Liabilities and Shareholders' Equity	$24,968	$23,688

TYCO ELECTRONICS LTD.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Quarters Ended
	December 28, 2007	December 29, 2006
	(in millions)
Cash Flows From Operating Activities:
Net income	$949	$281
Income from discontinued operations, net of income taxes	(77)	(41)

Income from continuing operations	872	240
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	140	128
Deferred income taxes	42	21
Tax sharing income	(592)	—
Other	67	32
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable, net	(22)	50
Inventories	(130)	(217)
Accounts payable	2	51
Accrued and other liabilities	(160)	(159)
Income taxes	46	—
Deferred revenue	111	60
Other	16	7

Net cash provided by continuing operating activities	392	213
Net cash provided by discontinued operating activities	1	6

Net cash provided by operating activities	393	219

Cash Flows From Investing Activities:
Capital expenditures	(129)	(452)
Proceeds from sale of property, plant, and equipment	4	7
Proceeds from divestiture of discontinued operations, net of cash retained by businesses sold	102	227
Other	(9)	1

Net cash used in continuing investing activities	(32)	(217)
Net cash used in discontinued investing activities	—	(2)

Net cash used in investing activities	(32)	(219)

Cash Flows From Financing Activities:
Net increase in commercial paper	505	—
Repayment of long-term debt	(700)	—
Proceeds from long-term debt	100	—
Repurchase of common shares	(232)	—
Payment of common dividends	(70)	—
Proceeds from exercise of share options	19	—
Other	(8)	(2)

Net cash used in continuing financing activities	(386)	(2)
Net cash (used in) provided by discontinued financing activities	(4)	2

Net cash used in financing activities	(390)	—

Effect of currency translation on cash	6	7
Net (decrease) increase in cash and cash equivalents	(23)	7
Less: net decrease (increase) in cash and cash equivalents related to discontinued operations	3	(6)
Cash and cash equivalents at beginning of period	936	469

Cash and cash equivalents at end of period	$916	$470

Supplemental Cash Flow Information:
Income taxes paid, net of refunds	$81	$76
Reconciliation to Free Cash Flow:
Net cash provided by continuing operating activities	$392	$213
Capital expenditures, net	(125)	(445)

Free cash flow(1)	$267	$(232)

(1)
Free cash flow is a non-GAAP measure. See description of non-GAAP measures contained in this release.

TYCO ELECTRONICS LTD.
CONSOLIDATED AND COMBINED SEGMENT DATA (UNAUDITED)

	For the Quarters Ended
	December 28, 2007		December 29, 2006
	($ in millions)
Net Sales:
Electronic Components	$2,640		$2,390
Network Solutions	512		421
Undersea Telecommunications	314		76
Wireless Systems	209		207

Total	$3,675		$3,094

Income from Operations:
Electronic Components	$352	13.3%	$327	13.7%
Network Solutions	69	13.5%	54	12.8%
Undersea Telecommunications	43	13.7%	(1)	(1.3)%
Wireless Systems	14	6.7%	14	6.8%

Total	$478	13.0%	$394	12.7%

TYCO ELECTRONICS LTD.
NET SALES GROWTH RECONCILIATION (UNAUDITED)

	Change in Net Sales for the Quarter Ended December 28, 2007 versus Net Sales for the Quarter Ended December 29, 2006
						Percentage of Segment's Total Net Sales for the Quarter Ended December 28, 2007
	Organic(1)		Translation(2)	Total
	($ in millions)
Electronic Components(3):
Automotive	$74	8.1%	$81	$155	16.9%	41%
Computer	(14)	(4.9)	9	(5)	(1.8)	10
Communication Equipment	41	22.1	13	54	28.7	9
Industrial Machinery	12	10.2	10	22	17.6	6
Appliance	(4)	(3.5)	7	3	2.4	5
Aerospace and Defense	7	8.9	4	11	14.1	3
Consumer Electronics	—	(3.6)	—	—	—	2
Other	(9)	(1.4)	19	10	1.6	24

Total	107	4.5	143	250	10.5	100

Network Solutions(3):
Energy	16	8.1	19	35	18.2	44
Communication Service Provider	25	22.4	10	35	31.3	29
Building Networks	10	10.4	10	20	19.8	24
Other	—	(0.5)	1	1	6.3	3

Total	51	12.1	40	91	21.6	100%

Undersea Telecommunications	237	311.4	1	238	313.2

Wireless Systems	2	0.8	—	2	1.0

Total	$397	12.5%	$184	$581	18.8%

(1)
Represents the change in net sales resulting from volume and price changes, before consideration of acquisitions, divestitures, and the impact of changes in foreign currency exchange rates. Organic net sales growth is a non-GAAP measure. See description of non-GAAP measures in this release.

(2)
Represents the change in net sales resulting from changes in foreign currency exchange rates.

(3)
Industry end market information about net sales is presented consistently with our internal management reporting and may be periodically revised as management deems necessary.

TYCO ELECTRONICS LTD.
ADJUSTED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
For the Quarter Ended December 28, 2007

		Adjustments
	US GAAP	Restructuring and Other Charges, Net	Tax Sharing Income(1)	Adjusted Results (Non-GAAP)(2)
	(in millions, except per share data)
Net sales	$3,675	$—	$—	$3,675
Cost of sales	2,758	—	—	2,758

Gross income	917	—	—	917
Selling, general, and administrative expenses	418	—	—	418
Restructuring and other charges, net	21	(21)	—	—

Income from operations	478	21	—	499
Interest income	10	—	—	10
Interest expense	(50)	—	—	(50)
Other income	592	—	(572)	20

Income from continuing operations before income taxes and minority interest	1,030	21	(572)	479
Income taxes	(157)	(6)	—	(163)
Minority interest	(1)	—	—	(1)

Income from continuing operations	$872	$15	$(572)	$315

Basic earnings per share:
Income from continuing operations	$1.76			$0.64
Diluted earnings per share:
Income from continuing operations	$1.75			$0.63
Weighted-average number of shares outstanding:
Basic	496			496
Diluted	499			499

ADJUSTED CONSOLIDATED INCOME FROM OPERATIONS BY SEGMENT (UNAUDITED)
For the Quarter Ended December 28, 2007

		Adjustments
	US GAAP	Restructuring and Other Charges, Net	Tax Sharing Income(1)	Adjusted Results (Non-GAAP)(2)
	(in millions)
Income from Operations:
Electronic Components	$352	$15	$—	$367
Network Solutions	69	5	—	74
Undersea Telecommunications	43	1	—	44
Wireless Systems	14	—	—	14

Total	$478	$21	$—	$499

(1)
In connection with the adoption of FIN 48, the Company recorded income pursuant to its Tax Sharing Agreement with Tyco International and Covidien.

(2)
Adjusted results is a non-GAAP measure. See description of non-GAAP measures contained in this release.

TYCO ELECTRONICS LTD.
ADJUSTED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
For the Quarter Ended December 29, 2006

		Adjustments
	US GAAP	Separation Related Costs(1)	Restructuring and Other Charges, Net	Adjusted Results (Non-GAAP)(2)
		(in millions, except per share data)
Net sales	$3,094	$—	$—	$3,094
Cost of sales	2,279	—	—	2,279

Gross income	815	—	—	815
Selling, general, and administrative expenses	411	(2)	—	409
Restructuring and other charges, net	10	—	(10)	—

Income from operations	394	2	10	406
Interest income	15	—	—	15
Interest expense	(60)	—	—	(60)

Income from continuing operations before income taxes and minority interest	349	2	10	361
Income taxes	(108)	(1)	(4)	(113)
Minority interest	(1)	—	—	(1)

Income from continuing operations	$240	$1	$6	$247

Basic and diluted earnings per share:
Income from continuing operations	$0.48			$0.50
Weighted-average number of shares outstanding:
Basic and diluted	497			497

ADJUSTED COMBINED INCOME FROM OPERATIONS BY SEGMENT (UNAUDITED)
For the Quarter Ended December 29, 2006

		Adjustments
	US GAAP	Separation Related Costs(1)	Restructuring and Other Charges, Net	Adjusted Results (Non-GAAP)(2)
		(in millions)
Income from Operations:
Electronic Components	$327	$2	$8	$337
Network Solutions	54	—	—	54
Undersea Telecommunications	(1)	—	1	—
Wireless Systems	14	—	1	15

Total	$394	$2	$10	$406

(1)
Includes $2 million of costs related to building separate company functions that did not exist in the prior year.

(2)
Adjusted results is a non-GAAP measure. See description of non-GAAP measures contained in this release.